UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 12, 2011
ViewCast.com, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-29020	75-2528700

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3701 W. Plano Parkway, Suite 300 Plano, Texas	75075

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (972) 488-7200
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(a)	On July 12, 2011, David T. Stoner resigned his position as a director of ViewCast.com, Inc. (the “Company”).
(b)	On July 12, 2011, David T. Stoner’s employment with the Company as President and Chief Executive Officer terminated.
(c)
On July 12, 2011, the Board of Directors (“Board”) of the Company named George C. Platt as Executive Chairman of the Company. Mr. Platt, age 70, had been Chairman of the Company and had been Chief Executive Officer of the Company until his retirement from that position in May 2008. He will continue to receive an annual salary of $65,000.

On July 12, 2011, the Board named John C. Hammock as President and Chief Operating Officer of the Company effective July 13, 2011. Mr. Hammock, age 48, joined the Company in February 2010 as Vice President of Sales. The Company has entered into a letter agreement with Mr. Hammock which provides for a base salary of $215,000 per year and the bonus and stock option grants provided below.

(e)
Mr. Hammock’s letter agreement also provides for a bonus opportunity under the Company’s 2011 Executive Incentive Compensation Plan (“Plan”) for Mr. Hammock which the Company adopted effective July 13, 2011. This plan provides for the Company to pay Mr. Hammock 15% of base salary if quarterly revenue and profit goals are met, and 15% of annual base salary if annual revenue and profit goals are met for a projected annual bonus of $64,500 if 100% of target goals are met. If the target goals are exceeded, the bonus is adjusted in a linear fashion for performance above 100%, with a cap of 150% in the case of the profit component of the target. In order to receive these payments, Mr. Hammock must be employed by the Company on the date paid. In addition, the Company also agreed to recommend to the Board that the Company grant Mr. Hammock stock options to purchase 100,000 shares of the Company’s common stock at an exercise price of fair market value, with one third to vest 12 months from the date of grant and the remainder to vest 1/36th each month thereafter.

A copy of the Company’s press release dated July 13, 2011 is furnished as Exhibit 99.1 to this report.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.
99.1	Press release dated July 13, 2011.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIEWCAST.COM, INC.
Date: July 13, 2011
	By:	/s/ Laurie L. Latham
Laurie L. Latham
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated July 13, 2011.